As filed with the Securities and Exchange Commission on May 21, 2021

Registration No. 333-225210

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MACY’S, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		13-3324058 (I.R.S. Employer Identification No.)
151 West 34th Street New York, New York 10001 (Address, including zip code, of principal executive offices)

MACY’S, INC. 2018 EQUITY AND INCENTIVE COMPENSATION PLAN
(Full title of the plan)

Elisa D. Garcia, Esq.
Chief Legal Officer and Secretary
Macy’s, Inc.
151 West 34th Street

New York, New York  10001
(212) 494-1621
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of
the Securities Act.	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 is filed to deregister certain securities issuable under the Macy’s, Inc. 2018 Equity and Incentive Compensation Plan (the “2018 Plan”).

At the Annual Meeting of Shareholders of the Registrant held on May 21, 2021, shareholders approved the Macy’s, Inc. 2021 Equity and Incentive Compensation Plan (the “2021 Plan”) which provides, among other things, that shares of Common Stock subject to awards outstanding under the 2018 Plan and the Macy’s, Inc. Amended and Restated 2009 Omnibus Incentive Compensation Plan (the “2009 Plan”) (collectively, the “Predecessor Plans”) that are forfeited, cancelled, expire, settled for cash (in whole or in part) or unearned (in whole or in part), as applicable, after January 30, 2021 will become available for issuance under the 2021 Plan.  As of the date of this Post-Effective Amendment No. 1, there are 274,946 shares of Common Stock that were subject to outstanding awards under the 2018 Plan but that are now available for issuance under the 2021 Plan because such awards were forfeited, cancelled, expired, settled for cash (in whole or in part) or unearned (in whole or in part) after January 30, 2021 (the “Carried Forward Shares”).  Additionally, 6,793,395 shares of Common Stock that were available for grant under the 2018 Plan but were not subject to outstanding awards when the 2021 Plan became effective (the “Remaining Shares”) will not be issued under the 2018 Plan.

The Registrant is concurrently filing a separate Registration Statement on Form S-8 to (i) register the Carried Forward Shares for issuance under the 2021 Plan and (ii) register 25,800,000 additional shares of Common Stock for issuance under the 2021 Plan.

This Post-Effective Amendment No. 1 is filed to (i) deregister the Carried Forward Shares under this Registration Statement and (ii) deregister the Remaining Shares.

Item 8. Exhibits

24.1	Powers of Attorney

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 21st day of May, 2021.

MACY’S, INC.

By: /s/Elisa D. Garcia
Elisa D. Garcia
Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Jeff Gennette	Chairman of the Board, Chief Executive Officer ) and Director (principal executive officer)

* Adrian V. Mitchell	Executive Vice President and Chief Financial ) Officer (principal financial officer)

* Paul Griscom	Senior Vice President and Controller ) (principal accounting officer)

* Francis S. Blake	Director )

* Torrence N. Boone	Director )

* John A. Bryant	Director )	May 21, 2021
___
* Deirdre P. Connelly	Director )

* Leslie D. Hale	Director )

* William H. Lenehan	Director )

* Sara Levinson	Director )

* Paul C. Varga	Director )

* Marna C. Whittington	Director )
*

The undersigned, by signing her name hereto, does sign and execute this Post-Effective Amendment No. 1 to Form S-8 Registration Statement pursuant to Powers of Attorney executed by the above-named persons and filed with the Securities and Exchange Commission.

Dated: May 21, 2021	By: /s/Elisa D. Garcia
Elisa D. Garcia
Attorney-in-Fact